Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 13, 2022, relating to the financial statements of Atlis Motor Vehicles, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to Atlis Motor Vehicles, Inc.'s ability to continue as a going concern), appearing in the Form 1-A POS, for the years ended December 31, 2021 and 2020.

/s/ Prager Metis CPAs, LLP

El Segundo, CA

December 9, 2022